Exhibit 10.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT, dated as of October 22, 2025 (this “Agreement”), is entered into by and among AiRWA Inc., a Delaware corporation (“Buyer”) and Hongyu Zhou (周洪宇), an individual and a citizen of the People’s Republic of China (“Seller,” and together with Buyer, the “Parties”).

RECITALS

WHEREAS, Buyer owns 70% of the issued and outstanding ordinary shares (the “Ordinary Shares”) of Yuanyu Enterprise Management Co., Limited (the “Company,”), a private company limited by shares incorporated and existing under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”);

WHEREAS, Seller owns 30% of the Ordinary Shares; and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the 30% of the Ordinary Shares owned by Seller (the “Transaction”) subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

Article I. SHARE SALE AND PURCHASE

Section 1.01 Purchase and Sale. Subject to the terms and conditions of this Agreement, and in reliance upon the representations, warranties, and covenants contained in this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, 3,000 Ordinary Shares free and clear of any and all Liens (the “Target Shares”), representing 30% of the issued and outstanding Ordinary Shares, for the consideration set forth in Section 1.02 below.

Section 1.02 Consideration. Subject to the terms and conditions of this Agreement, the purchase price for the Target Shares shall be $36,000,000 in cash (the “Consideration”) payable by Buyer at the Closing (as defined below) in immediately available funds by wire transfer to an account designated by Seller in writing (with such designation being provided to Buyer not less than one Business Days prior to the Closing).

Article II. CLOSING

Section 2.01 Closing. Upon the terms and satisfaction of the conditions contained in Article VI of this Agreement, the closing of the Transaction (the “Closing”) shall take place by exchange of documents and signatures (or their electronic counterparts) no later than the fifth Business Day following the date on which the conditions set forth in Article VI have been satisfied (other than the conditions with respect to actions the respective parties hereto will take at the Closing itself) or, to the extent permitted, waived by the applicable party in writing. The date and time at which the Closing actually occurs is herein referred to as the “Closing Date”.

Section 2.02 Seller Closing Deliverables. At the Closing, Seller shall deliver to Buyer the following:

(a) if the Target Shares are represented by certificates, such certificates duly endorsed for transfer by Seller, as applicable;

(b) a counterpart to any consents required in connection with the Transaction;

(c) all documents, instruments, agreements and certificates required pursuant to Section 6.02 that are relevant to Seller;

(d) a duly executed bought and sold note as may be required under the Laws of Hong Kong; and

(e) all other documents, instruments and writings which may be reasonably requested by Buyer to be delivered by Seller at or prior to the Closing pursuant to this Agreement.

Section 2.03 Buyer Closing Deliverables. At the Closing, Buyer shall deliver to Seller the following:

(a) copies of all resolutions of the board of directors of Buyer authorizing the execution, delivery, and performance of this Agreement and the other agreements, instruments and documents required to be delivered in connection with this Agreement or at the Closing to which Buyer is a party and the consummation of the Transaction;

(b) the Consideration;

(c) a duly executed bought and sold note, as applicable; and

(d) all other documents, instruments and writings which may be reasonably requested by Seller to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.

Article III. REPRESENTATIONS AND WARRANTIES OF SELLEr

While Buyer presently owns a majority of the Ordinary Shares, Seller is in a unique position as Executive Chairman of the Company and therefore makes all the following representations and warranties to Buyer. Seller represents and warrants to Buyer as follows:

Section 3.01 Governmental Authorizations. Assuming that the representations and warranties of Buyer contained in Section 4.03 are true and correct, the execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the Transaction do not and will not require any consent, approval or other authorization of, or registration or filing with or notification to, any Governmental Authority (collectively, “Governmental Authorizations”), other than (a) where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect and (b) any applicable requirements of Antitrust Laws.

Section 3.02 Authorization and Power. Seller has all necessary capacity and power to enter into, execute, deliver and perform this Agreement and to consummate the Transaction. This Agreement constitutes a legal, valid and binding agreement of Seller enforceable against Seller in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles).

Section 3.03 Non-Contravention. The execution, delivery and performance of this Agreement by Seller and the consummation of the Transaction do not and will not (a) contravene or conflict with, or result in any material violation or breach of, any provision of the Company Organizational Documents, (b) contravene or conflict with, or result in any material violation or breach of, any Law applicable to Seller or the Company or by which any Company Assets are bound, assuming that all Governmental Authorizations described in Section 3.01 have been obtained or made, (c) result in any violation, termination, acceleration of any material obligation, cancelation or material breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any Company Material Contracts or Company Real Property Leases (as defined below) to which the Company is a party or by which any Company Assets are bound or (d) result in the creation of any Liens (other than Permitted Liens) upon any of the Company Assets, except, in the case of clauses (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.04 Capitalization. As of the date of this Agreement, Seller is the sole holder and owner of the Target Shares. All of the Target Shares have been duly authorized and are validly issued, fully paid and non-assessable and not subject to any pre-emptive rights.

Section 3.05 Financial Statements. The consolidated balance sheet of the Company as of April 30, 2025 (the “Balance Sheet Date”) and April 30, 2024, and the related statements of operations, stockholders’ equity and cash flows for the period starting May 1, 2023 and ending on the Balance Sheet Date which were used for producing Buyer’s consolidated financial statements for the end of its 2025 fiscal year (the “Company Financial Statements”) fairly present, in all material respects, the consolidated financial condition and results of operations of the Company as of the dates and for the periods referred to therein and were prepared in conformity with International Financial Reporting Standards (“IFRS”). There are no off-balance-sheet arrangements to which the Company is a party.

Section 3.06 Undisclosed Liabilities. As of the date of this Agreement, there are no liabilities or obligations of any kind, whether accrued, contingent, absolute, inchoate or otherwise (collectively, “Liabilities”) of the Company, individually or in the aggregate, that are required to be recorded or reflected on a balance sheet prepared in accordance with IFRS, other than:

(a) Liabilities reflected or reserved against in the Company Financial Statements as of the Balance Sheet Date or the notes thereto; and

(b) Liabilities incurred in connection with the Transaction or as permitted or contemplated expressly by this Agreement.

Section 3.07 Absence of Certain Changes. Except as otherwise expressly contemplated or required by this Agreement, since the Balance Sheet Date (a) the business of the Company has been conducted, in all material respects, in the ordinary course of business, excluding the execution and performance of this Agreement and the discussion, negotiations and transactions related thereto, (b) there has not been any Company Material Adverse Effect and (c) there has not been or occurred any event, condition, action or effect that, if taken during this period, would constitute a breach of Section 5.01.

Section 3.08 Litigation. From the Balance Sheet Date through the date of this Agreement, (a) there are no legal actions, claims, demands, arbitrations, hearings, charges, complaints, sanctions investigations, examinations, indictments, litigation, suits or other civil, criminal, administrative or investigative proceedings before a Governmental Authority (collectively, “Legal Actions”) pending or, to the Knowledge of Seller, threatened against the Company or any of its assets or properties that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (b) there are no Orders outstanding against the Company or any of its assets or properties that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, and (c) there are no Legal Actions pending or, to the Knowledge of Seller, threatened against or Orders outstanding against Seller that would, individually or in the aggregate, materially interfere with the execution, delivery and performance of this Agreement by Seller.

Section 3.09 Material Contracts.

(a) In the ordinary course of business, Seller has provided to Buyer all material contracts to which the Company is a party (each, a “Company Material Contract”). Each Company Material Contract is a valid and binding agreement of the Company, except where the failure to be valid and binding would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is not, nor, to the Knowledge of Seller, is any other party thereto, in breach of or default under any such Company Material Contract. As of the date of this Agreement, there are no material disputes in connection with any such Company Material Contract. As of the date of this Agreement, no party under any Company Material Contract has given written notice of its intent to terminate or otherwise seek a material amendment to such Company Material Contract.

Section 3.10 Labor Relations.

(a) (i) No employee of the Company is represented by a union and, to the Knowledge of Seller, no union organizing efforts are currently being conducted, (ii) the Company is not a party to, nor is it currently negotiating any entry into, any collective bargaining agreement or other labor Contract, and (iii) no strike, picket, work stoppage, work slowdown or other organized labor dispute exists in respect of the Company.

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect, each of the Company is, and has been since the Company Incorporation Date, in compliance in all respects with all federal, state, local and foreign Laws regarding labor, employment and employment practices, including but not limited to all Laws relating to: (i) the hiring, promotion, assignment and termination of employees (including but not limited to timing and usage of employment applications, drug testing and pre-employment testing); (ii) discrimination; (iii) harassment; (iv) retaliation; (v) equal employment opportunities; (vi) disability; (vii) labor relations; (viii) wages and hours; (ix) hours of work; (x) payment of wages (including but not limited to the timing of payments, recordkeeping and reporting of wages to employees); (xi) immigration; (xii) workers’ compensation; (xiii) employee benefits; (xiv) background and credit checks; (xv) working conditions; (xvi) occupational safety and health; (xvii) family and medical leave; (xviii) classification of employees; and (xix) unfair competition/noncompetition.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no claims, suits, actions or other legal proceedings, or, to Seller’s Knowledge, investigations pending or threatened against the Company in relation to any allegations of sexual harassment, other sexual misconduct or race discrimination by any employee with the title of senior vice president or above (or equivalent title based on role, responsibility or pay grade) of the Company.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, there are no pending or, to Seller’s Knowledge, threatened claims, suits, actions or other legal proceedings against the Company brought by or on behalf of any applicant for employment, any current or former employees or other individual service providers of the Company, any current or former leased employee, intern, volunteer or “temp” of the Company, or any person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any labor or employment Laws; (ii) breach of any collective bargaining agreement; (iii) breach of any express or implied contract of employment; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship.

(e) Since the Balance Sheet Date, no executive officer has terminated employment with the Company, and, to Seller’s Knowledge, no executive officer, including Seller, intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as an executive officer of the Company within six months from the date of this Agreement.

Section 3.11 Taxes.

(a) (i) All income and other material Tax Returns required to be filed by or with respect to the Company have been timely filed (taking into account all applicable extensions), and all such Tax Returns are true, complete and correct in all material respects, (ii) the Company has fully and timely paid (or have had paid on their behalf) all material Taxes due and payable (whether or not shown to be due on any Tax Return) and have made adequate provision in accordance with IFRS for all material Taxes not yet due and payable in the most recent financial statements of the Company, and (iii) the Company has complied in all material respects with all applicable Laws relating to the withholding and payment over to the appropriate Governmental Authority of all Taxes required to be withheld by the Company.

(b) (i) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection, assessment or reassessment of, any material Taxes due from the Company for any taxable period and no request for any such waiver or extension is currently pending, (ii) no audit is pending or threatened in writing with respect to any material Taxes due from or with respect to the Company, and (iii) no claim in writing has been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) There are no Liens for Taxes upon the assets or properties of the Company, except for Permitted Liens.

(d) The Company has no Liability for the Taxes of any Person (other than any of the Company) under applicable Tax Laws, as a transferee, as a successor, by Contract (other than pursuant to any ordinary course Contract, the principal purpose of which does not relate to Taxes) or otherwise.

(e) The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any change in method of accounting adopted prior to the Closing for a taxable period ending on or prior to the Closing Date, (ii) any intercompany transaction or any excess loss account described in applicable Tax Laws, (iii) any installment sale or open transaction disposition made prior to the Closing, (iv) any item of deferred revenue, (v) any prepaid amounts received prior to the Closing Date, or (vi) any agreement entered into with any Governmental Authority with respect to Taxes.

Section 3.12 Intellectual Property; Data Privacy.

(a) The Company owns, is licensed to use pursuant to valid, enforceable and binding Contracts, or otherwise has the right to use all Intellectual Property used, held for use or necessary for the operation of the business of the Company (collectively, the “Company Intellectual Property”) free and clear of all Liens (other than Permitted Liens). Seller has provided to Buyer, in the ordinary course of business, a true and complete list of the following which are owned or purported to be owned by the Company: (i) patents and patent applications, (ii) registered trademarks and applications therefor, (iii) registered copyrights and applications therefor, and (iv) domain name registrations ((i) - (iv), the “Company Registered IP”). The execution, delivery and performance of this Agreement by Seller and the consummation by Seller of the Transaction do not and will not encumber, impair or extinguish any of the Company Intellectual Property.

(b) (i) None of the Company Intellectual Property owned or purported to be owned by the Company (the “Company Owned Intellectual Property”) (A) has been adjudged invalid or unenforceable in whole or in part, or (B) is the subject of any cancelation or reexamination proceeding or any other proceeding challenging its ownership, use, registrability, validity and enforceability, and (ii) to the Knowledge of Seller, all Company Registered IP is subsisting, in full force and effect, and, to the Knowledge of Seller, valid and enforceable, and all renewal fees and other maintenance fees have been paid. There exist no material contractual restrictions on the disclosure, use, license or transfer of any Company Owned Intellectual Property.

(c) (i) The conduct of the business of the Company does not infringe upon, misappropriate or otherwise violate, and has not, since the Company Incorporation Date infringed upon, misappropriated, or otherwise violated, the Intellectual Property rights of any Third Party and (ii) no Legal Action is pending, asserted in writing, or to the Knowledge of Seller, threatened against the Company that the conduct of the business of the Company infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any Third Party. To the Knowledge of Seller, no Person is infringing upon, misappropriating or otherwise violating, or has, since the Company Incorporation Date, infringed upon, misappropriated, or otherwise violated, any Intellectual Property owned or purported to be owned by the Company.

(d) The Company has taken reasonable steps in accordance with normal industry practice to maintain and protect the confidentiality of all Company Intellectual Property that is material to the business of the Company and the value of which is contingent upon maintaining the confidentiality thereof. None of the Company Owned Intellectual Property that is material to the business of the Company, and the value of which is contingent upon maintaining the confidentiality thereof, has been disclosed other than to Third Parties that are bound by customary, written confidentiality agreements entered into in the ordinary course of business consistent with past practice and that are, to the Knowledge of Seller, valid and enforceable.

(e) All Persons who have contributed, developed or conceived any Company Owned Intellectual Property have done so pursuant to a valid and enforceable Contract (subject to enforceability exceptions for bankruptcy and insolvency and subject to principles of equity) that protects the confidential information of the Company and assigns to the Company exclusive ownership of the Person’s contribution, development or conception, other than Intellectual Property excluded by Law or non-assignable moral rights.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) the Company has sufficient rights to use all Software, including middleware, databases, and systems, information technology equipment, and associated documentation used or held for use in connection with the operation of the business of the Company (“IT Assets”), (ii) in each case, the IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and are sufficient or configurable to effectively perform all operations necessary for the current operation of the business of the Company, and all IT Assets are owned or licensed under valid licenses and operated by and are under the control of the Company, (iii) the IT Assets have not materially malfunctioned or failed since the Company Incorporation Date and, to the Knowledge of Seller, do not contain any viruses, bugs, faults or other devices or effects that (A) enable or assist any Person to access without authorization or disable or erase the IT Assets, or (B) otherwise materially adversely affect the functionality of the IT Assets, (iv) the Company has taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the conduct of the business of the Company and have in place commercially reasonable disaster recovery and business continuity plans, procedures and facilities, (v) no Person has gained unauthorized access to any IT Assets since the Company Incorporation Date, (vi) the Company has maintained, continue to maintain, and caused their vendors to maintain, safeguards, security measures and procedures against the unauthorized access, disclosure, destruction, loss, or alteration of customer data or information (including any personal or device-specific information) in its possession or control that comply with any applicable contractual and legal requirements and meet industry standards, and (vii) the Company has in place with the third-party owners and operators of all data centers which provide services related to the business of the Company written agreements that ensure that such Third Parties adhere to and are in compliance with commercially reasonable standards and requirements.

(g) Each of the Company is in compliance in all material respects with all applicable Laws pertaining to (i) data security, cybersecurity, privacy, and (ii) the collection, storage, use, access, disclosure, processing, security, and transfer of personal data, to the extent that it is subject to same. The Company does not have any premises, employees or tangible assets, and does not conduct any business activities, in any country other than Hong Kong.

Section 3.13 Company Assets; Real Property; Personal Property.

(a) (i) The Company has good and marketable title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) used by the business of the Company (the “Company Real Property”) and (ii) the ownership of or leasehold interest in any Company Real Property is not subject to any Lien (except in all cases for Permitted Liens). The Company has leased, subleased, licensed, sublicensed or otherwise granted to any Person the right to use or occupy any Company Real Property or any portion thereof; other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase any Company Real Property or any portion thereof or interest therein; and except for this Agreement, the Company is not a party to any Contract to sell, transfer, or encumber any Company Real Property.

(b) Each of the material leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any material real property (the “Company Real Property Leases”) is valid and binding (except as may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles), and no termination event or condition or uncured default on the part of the Company exists under any Company Real Property Lease.

(c) (i) The Company has good and marketable title to, or a valid and enforceable leasehold interest in, all Company Assets, and (ii) none of the Company’s ownership of or leasehold interest in any such Company Assets is subject to any Liens (except in all cases for Permitted Liens).

Section 3.14 Permits; Compliance with Law.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company is in possession of all material franchises, grants, authorizations, licenses, easements, variances, exceptions, consents, certificates, approvals, waivers, notices, and other permits of any Governmental Authority (“Permits”) necessary for the Company to own, lease and operate its properties and assets or to carry on its business as it is now being conducted (collectively, the “Company Permits”). All such Company Permits are in full force and effect in all material respects, and no suspension or cancelation of any of the Company Permits is pending or, to the Knowledge of Seller, has been threatened in writing against the Company.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and has at all times since the Company Incorporation Date been in compliance in all material respects with (i) all Laws applicable to the Company or by which any of the Company Assets is bound and (ii) all Laws applicable to, and the terms and conditions of, any Company Permits.

Section 3.15 Regulatory Matters.

(a) (i) The Company currently conducts, and has at all times since the Company Incorporation Date conducted, its business in compliance with all Laws applicable to its operations, activities or services and any Orders to which it is a party or is subject, including any settlement agreements or corporate integrity agreements, (ii) except for routine matters arising in the ordinary course of business, the Company has not received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority which alleges or asserts that the Company has violated any Laws or which requires or seeks to adjust, modify or alter the Company’s operations, activities, services or financial condition that has not been fully and finally resolved to the Governmental Authority’s satisfaction without further Liability to the Company and (iii) there are no restrictions imposed by any Governmental Authority upon the Company’s business, activities or services which would restrict or prevent the Company from operating as it currently operates.

(b) As of the date of this Agreement, (i) the Company and (ii) to the Knowledge of Seller, all of its directors, officers, agents and employees, are in material compliance with, to the extent applicable, all Laws arising out of their employment or board relationship with the Company.

Section 3.16 Transactions with Affiliates. There are no transactions, arrangements or Contracts between the Company, on the one hand, and any stockholder, officer, director, or Affiliate of the Company, on the other hand, other than employment relationships, equity arrangements and compensation, benefits, travel advances and employee loans in the ordinary course of business.

Section 3.17 Brokers. No broker, finder, adviser or investment banker is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of the Company.

Article IV. REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed in any of the Buyer SEC Reports (excluding all disclosures included in the Buyer SEC Reports contained under the headings “Risk Factors,” “Disclosure Regarding Forward Looking Statements” or “Quantitative and Qualitative Disclosures about Market Risk”, or in any other sections to the extent such disclosures are prospective or forward-looking statements or cautionary, predictive or forward-looking in nature), Buyer represents and warrants to Seller as follows:

Section 4.01 Organization and Power. Buyer is duly organized, validly existing and in good standing under the Law of its jurisdiction of organization. Buyer has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted. Buyer is duly qualified to do business as a foreign corporation, limited liability company or other legal entity and is in good standing in each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.02 Governmental Authorizations. Assuming that the representations and warranties of Seller contained in Section 3.02 are true and correct, the execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the Transaction do not and will not require any Governmental Authorizations, other than (a) any filing or reports with the Securities and Exchange Commission (the “SEC”) in connection with the Transaction or as may be necessary to comply with Nasdaq rules and regulations and other applicable securities Laws; and (b) such other Governmental Authorizations, where the failure to obtain such Governmental Authorizations would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.03 Corporate Authorization. Buyer has all necessary corporate power and authority to enter into this Agreement and to consummate the Transaction. The execution, delivery and performance of this Agreement by Buyer and the consummation by Buyer of the Transaction have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes a legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles).

Section 4.04 Non-Contravention. The execution, delivery and performance of this Agreement by Buyer and the consummation of the Transaction do not and will not (a) contravene or conflict with, or result in any violation or breach of, any provision of the organizational documents of Buyer, (b) contravene or conflict with, or result in any material violation or breach of, any Law applicable to Buyer or by which any Buyer Assets are bound, assuming that all Governmental Authorizations described in Section 4.02 have been obtained or made, (c) result in any violation, termination, acceleration of any material obligation, cancelation or breach of, or constitute a default (with or without notice or lapse of time or both) or require any notice or consent under, any material contracts of Buyer or real property leases of Buyer to which Buyer is a party or by which any assets of the Buyer are bound, or (d) result in the creation of any Liens (other than Permitted Liens) upon any of assets of Buyer, except, in the case of clauses (c) and (d), as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 4.05 Litigation. From April 30, 2025 through the date of this Agreement, (a) there are no Legal Actions pending or, to the Knowledge of Buyer, threatened against Buyer or any of its assets or properties that would, individually or in the aggregate, reasonably be expected to be material to Buyer and (b) there are no Orders outstanding against Buyer or any of its assets or properties that would, individually or in the aggregate, reasonably be expected to be material to Buyer.

Section 4.06 Brokers. No broker, finder, adviser or investment banker is entitled to any brokerage, success, finder’s or other similar fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Buyer.

Article V. COVENANTS

Section 5.01 Conduct of Business of the Company. From and after the date of this Agreement and prior to the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, except as expressly contemplated by this Agreement or as required by Law, without the prior written consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed, Seller shall give all reasonable assistance to Buyer to cause the Company to use reasonable best efforts to (x) conduct its operations only in the ordinary course of business and (y) maintain and preserve intact its business organization, to retain the services of its current officers and employees (it being understood that no increases in any compensation or benefits, including any incentive, retention or similar compensation shall be required in respect thereof) and to preserve the goodwill of its material customers, suppliers, agents, employees and other Persons with whom it has material business relationships. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or required by applicable Law, from and after the date of this Agreement and prior to the Closing or the date, if any, on which this Agreement is earlier terminated pursuant to Article VII, Seller shall give all reasonable assistance to Buyer to cause the Company to not take any of the following actions, without the prior consent of Buyer, such consent not to be unreasonably withheld, conditioned or delayed:

(a) Organizational Documents. Amend any of the Company Organizational Documents;

(b) Dividends. Make, declare or pay any dividend or distribution on any shares of its capital stock or enter into any agreement restricting or limiting the ability of the Company to make any payment of dividends or to make any distributions to its stockholders, other than such restrictions or limitations as are required by applicable Law;

(c) Capital Stock. (i) Adjust, split, combine or reclassify its capital stock or ordinary shares of the Company, (ii) issue, redeem, purchase or otherwise acquire, directly or indirectly, any shares of its capital stock, equity interest, or any securities convertible or exchangeable into or exercisable for any shares of its capital stock or equity interest (other than pursuant to the vesting, exercise or settlement of awards under any incentive plan of the Company, if any, outstanding as of the date of this Agreement) or (iii) enter into any Contract with respect to the voting or registration of its capital stock or equity interest;

(d) Indebtedness; Guarantees. Assume or guarantee any indebtedness for borrowed money other than (a) pursuant to any indebtedness instrument outstanding as of the date of this Agreement and made available to Buyer, (b) in connection with interest rate hedges on terms in the ordinary course of business consistent with past practice, or (c) pursuant to any letters of credit that the Company enters into in the ordinary course of its business;

(e) Tax. File any material amended Tax Return, settle any material Tax claim or assessment, surrender in writing any right to claim a material refund of Taxes, consent to (or request) any extensions or waiver of the limitation period applicable to any material Tax claim or assessment, or enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) or any voluntary disclosure agreement with any Governmental Authority, in each case, with respect to a material amount of Taxes;

(f) Accounting. Materially change its accounting policies or procedures or any of its methods of reporting income, deductions or other items for material accounting purposes or revalue any of its material assets other than as required by changes in IFRS or applicable Law after the date hereof;

(g) Dispositions. Sell, lease, license, transfer, pledge, encumber, grant or dispose of any Company Assets, including any Intellectual Property rights, that are material to the Company, taken as a whole, other than (A) in connection with products or services offered or provided in the ordinary course of business, (B) the disposition of used, obsolete or excess equipment in the ordinary course of business or (C) expirations of Company Registered IP in accordance with the applicable statutory term, grants of non-exclusive licenses of Company Owned Intellectual Property, or dispositions of non-material Company Owned Intellectual Property, in each case in the ordinary course of business;

(h) Legal Actions. Commence, initiate, waive, release, assign, settle or compromise any Legal Action, or enter into any settlement agreement or other understanding or agreement with any Governmental Authority (other than in the case of this clause, entry into commercial agreements not relating to a dispute with such Governmental Authority in the ordinary course of business) relating to the Company, other than any such waiver, release, assignment, settlement or compromise with a Person that is not a Governmental Authority that is limited only to the payment of money or other form of value that, collectively in respect of such waiver, release, assignment, settlement or compromise, is not in excess of $50,000 individually or $100,000 in the aggregate;

(i) Affiliate Transactions. Enter into or amend any arrangement or Contract with any Affiliate, director, officer or stockholder of the Company that would reasonably be expected to materially delay or prevent the consummation of the Transaction;

(j) Inhibiting Transactions. Take any action that would reasonably be expected to result in any of the conditions to the Transaction set forth in Article VI of this Agreement not being satisfied or satisfaction of those conditions being materially delayed; or

(k) Related Actions. Agree in writing or otherwise enter into a binding agreement to do any of the foregoing.

Section 5.02 [Reserved]

Section 5.03 Consents; Filings; Further Action. Subject to the terms and conditions of this Agreement, Buyer and Seller shall each use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing all things necessary, proper or advisable under applicable Laws to (i) make any necessary filings promptly after signing of this Agreement and obtain all necessary actions, waivers, registrations, permits, authorizations, Orders, consents and approvals from Governmental Authorities, the expiration or early termination of any applicable waiting periods, and make all necessary registrations and filings (including filings with Governmental Authorities, if any) and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, in order to consummate the Transaction as promptly as practicable and in any event prior to the Termination Date and (ii) deliver required notices or any necessary additional instruments to, and obtain required consents, waivers or any additional instruments necessary from, Third Parties in order to consummate the Transaction as promptly as practicable and in any event prior to the Termination Date. In furtherance of the undertakings under this Section 5.03, Buyer and Seller shall use their reasonable best efforts to obtain clearance under any applicable Antitrust Laws so as to enable the Parties to consummate the Transaction as promptly as practicable, and in any event prior to the Termination Date.

Section 5.04 Organizational Documents. Seller shall, give all reasonable assistance to Buyer to cause the Company to amend and restate the Company Organizational Documents as may be necessary and appropriate to reflect the terms and conditions of the Definitive Agreements.

Section 5.05 Public Announcements. The Parties shall consult with each other before issuing any press release or otherwise making any public statements about this Agreement or any of the Transaction. No Party shall issue any such press release or make any such public statement prior to such consultation, except to the extent required by applicable Law or Nasdaq rules, in which case that Party shall use its reasonable best efforts to consult with the other party before issuing any such release or making any such public statement. Notwithstanding the foregoing, without the prior consent of the other parties, Buyer or Seller may (a) communicate with their respective customers, vendors, suppliers, financial analysts, investors and media representatives in a manner consistent with their past practice in compliance with applicable Law to the extent such communications consist of information included in a press release or other document previously approved for external distribution by the other Party and (b) issue public statements or disseminate information to the extent solely related to the operation of the business of such Party.

Section 5.06 Fees and Expenses. Except as explicitly provided otherwise in this Agreement, whether or not the Transaction is consummated, all expenses (including those payable to Representatives) incurred by any Party or on its behalf in connection with this Agreement and the Transaction (“Expenses”) shall be paid by the Party incurring those Expenses.

Section 5.07 Notification of Certain Matters. Seller shall give prompt notice to Buyer, and Buyer shall give prompt notice to Seller, of (a) the occurrence of any event known to it which would reasonably be expected to, individually or in the aggregate, (i) in the case of the Company, have a Company Material Adverse Effect, or, in the case of Buyer, have a Buyer Material Adverse Effect, (ii) cause any condition set forth in Article VI to be unsatisfied in any material respect at any time prior to the Closing or (iii) cause any authorization, consent, Order, declaration or approval of any Governmental Authority or Third Party necessary for the consummation of the Transaction to not be obtained by the Termination Date or (b) any action, suit, proceeding, inquiry or investigation pending or, to the Knowledge of Seller or Buyer, threatened which questions or challenges the validity of this Agreement or the ability of any party to consummate the Transaction; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor shall the party giving such notice be prejudiced with respect to any such matters solely by virtue of having given such notice.

Section 5.08 Stamp Duty. All stamp duty (including fines, penalties and interest) that may be payable on or in connection with this Agreement and any instrument executed under this Agreement shall be borne by Buyer.

Article VI. CONDITIONS

Section 6.01 Conditions to Each Party’s Obligation to Consummate the Transaction. The respective obligation of each Party to effect the Transaction is subject to the satisfaction on or before the Closing Date of each of the following conditions, unless waived in writing by each of Buyer and Seller:

(a) Approvals. The Parties shall have received all approvals from any Governmental Authority necessary to consummate the transaction.

(b) No Orders. There shall not have been enacted, promulgated or made effective after the date of this Agreement any Law by a Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits or makes illegal, or any Legal Action by any Governmental Authority seeking to enjoin or prohibit or make illegal, consummation of the Transaction and there shall not be in effect any injunction (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction that enjoins or otherwise prohibits consummation of the Transaction.

Section 6.02 Conditions to Obligations of Buyer. The obligation of Buyer to effect the Transaction is also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by Buyer:

(a) Representations and Warranties. Each of the representations and warranties of Seller contained in Article III (Representations and Warranties of Seller) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Company Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations. Seller shall have performed in all material respects all obligations and covenants required to be performed by him under this Agreement at or before the Closing Date.

(c) Absence of Company Material Adverse Effect. No event, circumstance, development, change or effect shall (i) have occurred since the date of this Agreement that, individually or in the aggregate, has caused a Company Material Adverse Effect, or (ii) continue to occur that would reasonably be expected to cause, individually or in the aggregate, a Company Material Adverse Effect.

(d) Seller’s Certificate. Buyer shall have received a certificate, signed by Seller certifying as to the matters set forth in Section 6.02(a), Section 6.02(b), and Section 6.02(c).

Section 6.03 Conditions to Obligation of Seller. The obligation of Seller to effect the Transaction is also subject to the satisfaction on or before the Closing Date of the following conditions, unless waived in writing by Seller:

(a) Representations and Warranties. Each of the representations and warranties of Buyer contained in Article IV (Representations and Warranties of Buyer) shall be true and correct, in each case as of the Closing as though made on such date (except to the extent any such representation and warranty expressly speaks as of a specified date, in which case as of such date), except where the failure of any such representations and warranties to be so true and correct (without regard to any materiality, in all material respects, Buyer Material Adverse Effect, or similar qualifications set forth in any such representation or warranty) would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b) Performance of Obligations. Buyer shall have performed in all material respects all obligations and covenants required to be performed by it under this Agreement at or before the Closing Date.

Section 6.04 Frustration of Closing Conditions. Neither Seller nor Buyer may rely, either as a basis for not consummating the Transaction or for terminating this Agreement and abandoning the Transaction, on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was principally caused by such Party’s breach of any provision of this Agreement or failure to use the efforts to consummate the Transaction, as required by and subject to this Agreement.

Article VII. TERMINATION, AMENDMENT AND WAIVER

Section 7.01 Termination by Mutual Consent. This Agreement may be terminated at any time before the Closing by mutual written consent of Buyer and Seller.

Section 7.02 Termination by Buyer or Seller. This Agreement may be terminated by either Buyer or Seller at any time before the Closing Date:

(a) if the Transaction has not been consummated by the date that is 90 days from the date of this Agreement (the “Termination Date”), except that the right to terminate this Agreement under this Section 7.02(a) shall not be available to any Party whose breach of this Agreement has been a principal cause of, or principal reason for, the failure to consummate the Transaction by such date; or

(b) if any Law is enacted, issued, promulgated or entered by a Governmental Authority of competent jurisdiction (including Nasdaq) that permanently enjoins, or otherwise prohibits consummation of the Transaction and (in the case of any Order) such Order has become final and non-appealable.

Section 7.03 Termination by Seller. This Agreement may be terminated by Seller:

(a) if Buyer breaches any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 6.01 or Section 6.03 and cannot be cured by the Termination Date, or, if curable, has not been cured by Buyer within the earlier of (i) 30 days after Buyer’s receipt of written notice of such breach from Seller, and (ii) three Business Days prior to the Termination Date; provided Seller shall not have the right to terminate this Agreement pursuant to this Section 7.03(a) if Seller is at that time in breach of any of his representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions to Closing set forth in Section 6.01 or Section 6.02 not being satisfied; or

(b) if all of the conditions set forth in Section 6.01 and Section 6.02 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by Buyer or any of its Affiliates and conditions that, by their nature, are to be satisfied at Closing and which were, at the time of termination, capable of being satisfied) and Buyer has failed to fulfill its obligation and agreement herein to consummate the Closing within three Business Days following written notice of such satisfaction from the Company and that the Company is ready, willing and able to consummate the Transaction.

Section 7.04 Termination by Buyer. This Agreement may be terminated by Buyer at any time before the Closing:

(a) if Seller breaches any of his representations, warranties, covenants or agreements contained in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 6.01 or Section 6.02 and (ii) cannot be cured by the Termination Date, or, if curable, has not been cured by Seller within the earlier of (A) 30 days after the Seller’s receipt of written notice of such breach from Buyer and (B) three Business Days prior to the Termination Date; provided Buyer shall not have the right to terminate this Agreement pursuant to this Section 7.04(a) if Buyer is at that time in breach of any of its representations, warranties, covenants or agreements contained in this Agreement that would result in the conditions to Closing set forth in Section 6.01 or Section 6.03 not to be satisfied; or

(b) if all of the conditions set forth in Section 6.01 and Section 6.03 have been satisfied (other than any condition the failure of which to be satisfied has been principally caused by the breach of this Agreement by the Seller or any of its Affiliates and conditions that, by their nature, are to be satisfied at Closing and which were, at the time of termination, capable of being satisfied) and the Seller has failed to fulfill its obligation and agreement herein to consummate the Closing within three Business Days following written notice of such satisfaction from Buyer and that Buyer is ready, willing and able to consummate the Transaction.

Section 7.05 Effect of Termination. If this Agreement is validly terminated pursuant to this Article VII, except as set forth in this Section 7.05, it shall become void and of no further force and effect, with no Liability on the part of any Party (or any stockholder or Representative of such Party), except that if such termination results from (a) fraud or (b) the willful and material (i) failure of any Party to perform its covenants, obligations or agreements contained in this Agreement or (ii) breach by any Party of its representations or warranties contained in this Agreement, then such Party shall be liable for any damages incurred or suffered by the other Parties as a result of such failure or breach. The provisions of Section 5.06 (Fees and Expenses), this Section 7.05 (Effect of Termination), and Article IX (Miscellaneous) shall survive any valid termination of this Agreement.

Article VIII. INDEMNIFICATION

Section 8.01 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Closing and terminate on the date that is four (4) months following the Closing Date. Other than survival limitations for breaches of representations and warranties as set forth in this Section 8.01, the right to bring any other claim for indemnification pursuant to this Agreement shall terminate on the date that is four (4) months following the Closing Date.

Section 8.02 Indemnification Obligations and Procedures.

(a) Indemnification Obligations of Seller. From and after the Closing, subject to the limitations set forth herein, Seller shall indemnify Buyer and its Affiliates, employees, agents, partners, shareholders, members, officers, directors, representatives, successors and permitted assigns (the “Buyer Indemnified Parties”) and hold them harmless against any Losses any such Buyer Indemnified Party may suffer or become subject to as a result of, or which arise out of, relate to, or are caused by:

(i) any inaccuracy in or breach of any representation or warranty set forth in Article III or in any certificate delivered by Seller pursuant to this Agreement; or

(ii) any breach of any covenant or agreement of Seller set forth in this Agreement.

(b) Indemnification Obligations of Buyer. From and after the Closing, subject to the limitations set forth herein, Buyer shall indemnify Seller and its respective Affiliates, employees, agents, partners, representatives, successors and permitted assigns (“Seller Indemnified Parties”) and hold them harmless from and against any Losses which the Seller Indemnified Parties may suffer or become subject to as a result of, or which arise out of, relate to, or are caused by:

(i) any inaccuracy in or breach of any representation or warranty set forth in Article IV or in any certificate delivered by Buyer pursuant to this Agreement; or

(ii) any breach of any covenant or agreement of Buyer set forth in this Agreement.

(c) Limitations on Indemnification Obligations. Notwithstanding Section 8.02(a) and Section 8.02(b) hereof, neither Seller nor Buyer shall be required to indemnify the Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, in respect of any Loss subject to indemnification under Section 8.02(a) or Section 8.02(b), as the case may be, (x) unless and until the aggregate amount of all Losses subject to indemnification thereunder (other than Losses thereunder to which the Threshold does not apply in accordance with the last sentence of this Section 8.02(c)) exceeds $100,000 (the “Threshold”), at which time Seller or Buyer shall be liable for the full amount of all such Losses from and including the first dollar of any Losses. Notwithstanding anything herein to the contrary, the Threshold shall not apply to Losses to the extent such Losses arise from, relate to or are accrued, suffered or incurred as a result of fraud.

(d) Third-Party Claims. Any Person making a claim for indemnification under this Section 8.02 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any Action against it (if by a third party) (each a “Third-Party Claim”), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder except to the extent that (and only to the extent that) the Indemnitor has been materially prejudiced thereby. Any Indemnitor shall be entitled to participate in the defense of such Action giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense.

(e) Direct Claims. Any claim by an Indemnitee on account of Losses which do not result from a Third-Party Claim (a “Direct Claim”) will be asserted by giving the Indemnitor reasonably prompt written notice thereof (such notice, a “Direct Claim Notice”). A Direct Claim Notice will describe the Direct Claim in reasonable detail and indicate the estimated amount of Losses (if estimable) that have been or may be sustained by the Indemnitee. The Indemnitor will have a period of 30 days within which to respond in writing to such Direct Claim. If the Indemnitor does not so respond within such 30-day period, then the Indemnitor will be deemed to have accepted such claim, in which event the Indemnitee shall be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Agreement. If an objection is timely given by the Indemnitor, then the Indemnitee and the Indemnitor shall discuss such objection in good faith for a period of 30 days from the date the Indemnitee receives such objection (such period, or such longer period as agreed in writing by the parties, is hereinafter referred to as the “Discussion Period”). If the Direct Claim that is the subject of the Direct Claim Notice has not been resolved prior to the expiration of the Discussion Period, then the Indemnitor and the Indemnitee will be free to pursue such remedies as may be available to them on the terms and subject to the provisions of this Agreement.

(f) Notice of Claims. A failure to give timely notice or to include any specified information in any notice as provided in this Section 8.02 will not affect the rights or obligations of any party hereunder, except to the extent that, as a result of such failure, any party which was entitled to receive such notice was materially prejudiced as a result of such failure.

(g) Recoveries. The amount of any Loss suffered by an Indemnitee under this Agreement will be reduced by the amount, if any, of the cash recovery (net of deductible or reasonable out of pocket expenses incurred in obtaining such recovery and the amount of any retrospective or other current increase in insurance premiums to the extent attributable to the payment of such cash recovery or the existence of such Losses) that the Indemnitee has actually received with respect thereto under any insurance policies.

(h) Effect of Investigation. An Indemnitee’s right to indemnification, reimbursement or other remedies based upon the representations, warranties, covenants and agreements of an Indemnitor shall not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time (whether before, on or after the date hereof) by an Indemnitee or its officers, directors, managers, employees, equity holders, agents or representatives with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or agreement or the waiver by the Indemnitee of any condition based on the accuracy of any such representation or warranty or compliance with any such covenant or agreement. Such representations, warranties, covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any covenant or agreement. Any investigation by an Indemnitee or its officers, directors, managers, employees, equity holders, agents or representatives shall be for such Indemnitee’s own protection only and shall not affect or impair any right or remedy hereunder.

(i) Disregard for Qualifications as to Materiality. Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether any representation or warranty has been breached and the amount of Losses arising therefrom, each representation and warranty in this Agreement and the schedules and exhibits hereto shall be read without regard and without giving effect to the terms “knowledge”, “material,” “in all material respects,” “Material Adverse Effect,” “except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect” or similar words or phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty).

(j) Fraud. Notwithstanding anything in this Agreement to the contrary nothing in this Agreement shall prohibit an Indemnitee’s rights or ability to recover any amounts in any action or claim based upon fraud.

Article IX. MISCELLANEOUS

Section 9.01 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), when used with respect to any Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise.

(b) “Antitrust Laws” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act of 1914, as amended, the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) “Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York and Hong Kong are authorized or required by Law to close, and shall consist of the time period from 12:01 a.m. through 12:00 midnight New York time.

(d) “Buyer Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or in the aggregate with any one or more other Effects, would reasonably be expected to (x) result in a material adverse effect on the business, assets, Liabilities, results of operations or condition (financial or otherwise) of Buyer or (y) prevent, or materially impair or delay, the ability of Buyer to consummate the Transaction or otherwise perform any of its obligations under this Agreement; provided, however, solely with respect to clause (x), no Effect (by itself or when aggregated or taken together with any and all other Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be, constitute, or be taken into account when determining, a “Buyer Material Adverse Effect,” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which Buyer conducts business; (d) changes in political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing (including any impact of any associated shutdown, shelter-in-place or non-essential business order or other similar measures mandated or recommended by any applicable Governmental Authority); (g) the announcement of this Agreement or the pendency or consummation of the Transaction, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 4.02 or Section 4.04); (h) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (i) any actions taken or failure to take action, in each case, to which Seller has expressly requested or consented to, or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement; or (j) any breach of this Agreement by the Company; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (a) through (f) or (h) above may constitute, and be taken into account in determining the occurrence of, a Buyer Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on Buyer as compared to other participants that operate in the industry in which Buyer operates.

(e) “Buyer SEC Reports” means all reports, statements (including registration and proxy statements), schedules, forms, certifications or other document (including exhibits and all other information incorporated therein) filed by Buyer with the SEC and accessible on the SEC’s website at www.sec.gov.

(f) “Company Assets” means the assets of the Company.

(g) “Company Incorporation Date” means November 11, 2021.

(h) “Company Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, would reasonably be expected to (x) result in a material adverse effect on the business, assets, Liabilities, results of operations or financial condition of the Company or (y) prevent, or materially impair or delay, the ability of the Company to consummate the Transaction or otherwise perform any of its obligations under this Agreement; provided, however, solely with respect to clause (x), no Effect (by itself or when aggregated or taken together with any and all other Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Effect (by itself or when aggregated or taken together with any and all other such Effects) directly resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency or cryptocurrency markets or other financial markets in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Company conducts business; (d) changes in political conditions in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) pandemics, epidemics or disease outbreaks or any escalation or worsening of any of the foregoing (including any impact of any associated shutdown, shelter-in-place or non-essential business order or other similar measures mandated or recommended by any applicable Governmental Authority); (g) the announcement of this Agreement or the pendency or consummation of the Transaction, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees (other than, in each case, for purposes of any representation or warranty set forth in Section 3.01 or Section 3.03); (h) changes in Law or other legal or regulatory conditions, or the interpretation thereof, or changes in accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (i) any actions taken or failure to take action, in each case, to which Buyer has expressly requested or consented to, or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement, or the failure to take any action prohibited by this Agreement; (j) any failure by the Company to meet any internal or external projections or forecasts; or (k) any breach of this Agreement by Buyer; provided, further, that any Effect relating to or arising out of or resulting from any change or event referred to in clauses (a) through (f) or (h) above may constitute, and be taken into account in determining the occurrence of, a Company Material Adverse Effect if and only to the extent that such change or event has a disproportionate impact on the Company as compared to other participants that operate in the industry in which the Company operates.

(i) “Contract” means any written or oral contract, agreement, indenture, note, bond, loan, lease, sublease, mortgage, license, sublicense, obligation or other binding arrangement.

(j) “Definitive Agreements” shall be as defined in the Recitals.

(k) “Environmental Laws” means all Laws relating to (i) pollution, contamination, protection of the (indoor or outdoor) environment or health and safety, (ii) emissions, discharges, disseminations, releases or threatened releases of Hazardous Substances into the environment, including air (indoor or outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or (iii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of, or exposure to, Hazardous Substances.

(l) “Governmental Authority” means (i) any federal, state, local, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body (public or private); (ii) any self-regulatory organization; and (iii) any political subdivision of any of the foregoing.

(m) “Hazardous Substances” means any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or manmade, that presents a risk to human health or the environment or is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under any Environmental Law or is otherwise governed, defined, regulated, or for which Liability or standards of conduct may be imposed under any Environmental Law including but not limited to any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, mold, and perfluoroalkyl and polyfluoroalkyl substances.

(n) “Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction throughout the world, including any and all (i) inventions (whether or not patentable), invention disclosures, patents and patent applications (including divisionals, provisionals, continuations, continuations-in-part, and renewal applications), and any renewals, extensions, or reissues thereof; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, assumed names, corporate names, domain names and other source identifiers, including all registrations and applications for registration of the foregoing, and all goodwill associated with any of the foregoing; (iii) copyrights (including all registrations and applications for registration), copyrightable subject matter, original works of authorship, and moral rights; (iv) rights in Software, (v) trade secrets, including confidential and proprietary information and know-how (including processes, formulae, techniques, methods, algorithms, data, databases, designs, drawings, specifications, and material proprietary customer and business data); and (vi) rights to sue and recover and retain damages, costs and attorneys’ fees for the past, present and future infringement, misappropriation or other violation of any of the foregoing.

(o) “Knowledge” means, when used with respect to Buyer or Seller, the actual knowledge of the directors and officers of Buyer, and the actual knowledge of Seller, in each case, after reasonable investigation of each such individual.

(p) “Law” means any federal, state, national, material local or municipal or other law, statute, ordinance, code, regulation, rule, the common law or other requirement of any Governmental Authority, and any Orders.

(q) “Liability” means any obligation or liability (whether absolute or contingent, asserted or unasserted, known or unknown, liquidated or unliquidated, due or to become due, fixed or unfixed, and regardless of when or by whom asserted).

(r) “Liens” means any mortgages, deeds of trust, liens, pledges, security interests, leases, subleases, licenses, covenants, claims, hypothecations, options, rights of first offer or refusal, charges, title defects, or other encumbrances or restrictions in respect of any property or asset.

(s) “Losses” means any loss, Liability, demand, claim, action, cost, damage, deficiency, loss of or diminution in value, award, royalty, penalty, Tax, fine, expense, settlement, judgment or charge (including interest, penalties, attorneys’ or other advisors’ fees and expenses (including any costs of preparing Tax Returns) and amounts paid in investigation or defense, and amounts paid in settlement, of any of the foregoing).

(t) “Orders” means any orders, decisions, judgments, writs, injunctions, decrees, awards or other determinations of any Governmental Authority.

“Ordinary Shares” shall be as defined in the Recitals.

(u) “Permitted Liens” means (i) statutory Liens for Taxes, assessments or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, and for which adequate reserves have been maintained in accordance with the applicable accounting standards, (ii) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien, or which are not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings, and for which adequate reserves have been maintained in accordance with the applicable accounting standards, (iii) zoning, entitlement, building and other land use Liens applicable to real property which are not violated by the current use, occupancy or operation of such real property, (iv) covenants, conditions, restrictions, easements and other non-monetary Liens affecting title to any real property which would do not materially impair the value, current use, occupancy or operation of such real property, (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws, (vi) Liens on goods in transit incurred pursuant to documentary letters of credit, (vii) non-exclusive, non-perpetual licenses of Intellectual Property granted by the applicable Party in the ordinary course of business, and (viii) such other Liens that are not material in amount and do not materially detract from the value of or materially impair the existing use of the property affected by such Lien.

(v) “Person” means any natural person, corporation, company, partnership, association, limited liability company, limited partnership, limited liability partnership, trust or other legal entity or organization, including a Governmental Authority.

(w) “Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, accountants, legal counsel, investment bankers or other financial advisors, agents and other representatives of such Person.

(x) “Software” means all computer software (in object code or source code format), libraries, data and databases, and related specifications, documentation and materials.

(y) “Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements required to be supplied to a Governmental Authority in connection with Taxes, including any schedule or attachment thereto or amendment thereof.

(z) “Taxes” means (i) any and all federal, state, provincial, local, foreign and other taxes, levies, fees, imposts, duties, and similar governmental charges (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (x) taxes imposed on, or measured by, income, franchise, profits or gross receipts, and (y) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, escheat, abandoned and unclaimed property, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties, (ii) any and all Liability for the payment of any items described in clause (i) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group), including pursuant to Treasury Regulations Section 1.1502-6 (or comparable provision of state, local or non-U.S. Tax Law) and (iii) any and all Liability for the payment of any amounts described in clause (i) or (ii) above as a result of any express or implied obligation to indemnify any other person, or any successor or transferee Liability.

(aa) “Third Party” means any Person or group other than the Company and its Affiliates.

(bb) “Transaction” shall be as defined in the Recitals.

Section 9.02 Interpretation. Unless the express context otherwise requires:

(a) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;

(c) the terms “Dollars” and “$” mean U.S. dollars;

(d) references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;

(e) wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(f) references herein to any gender shall include each other gender;

(g) references herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing is intended to authorize any assignment or transfer not otherwise permitted by this Agreement;

(h) references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;

(i) with respect to the determination of any period of time, (i) the word “from” means “from and including” and the words “to” and “until” each means “to but excluding” and (ii) time is of the essence;

(j) the word “or” shall be disjunctive but not exclusive;

(k) references herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder;

(l) references herein to any Contract mean such Contract as amended, supplemented or modified (including by any waiver thereto) in accordance with the terms thereof;

(m) the headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties;

(n) if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day; and

(o) references herein to “ordinary course of business” shall refer to ordinary course of business consistent with past practice.

Section 9.03 Governing Law. All matters arising out of or relating to this Agreement and the Transaction (including its interpretation, construction, performance and enforcement) shall be governed by and construed in accordance with the Law of Hong Kong (without regard to any conflicts-of-laws principles that might otherwise apply).

Section 9.04 Submission to Arbitration; Service. Any dispute, controversy, difference or claim of whatever nature arising out of, relating to, or having any connection with this Agreement, including the existence, formation, validity, effectiveness, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre under the HKIAC Administered Arbitration Rules for the time being in force. The seat of arbitration shall be Hong Kong. The arbitration shall be conducted in English. Each party hereto agrees that it will not bring any action relating to this Agreement, or to any issues relating more broadly to the Contractor’s relationship with the Company, in any court. The parties agree that delivery of process or other papers in connection with any such proceeding in the manner provided in clause 15, or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof.

Section 9.05 Notices. All notices and other communications hereunder shall be in writing and shall be addressed as follows (or at such other address for a Party as shall be specified by like notice):

If to Buyer, to:

AiRWA Inc.

74 E. Glenwood Ave., #320

Smyrna, DE 19977

Attention: Guibao Ji, Chief Financial Officer
Telephone:
Email:

with a copy (which shall not constitute notice) to:

Lucosky Brookman LLP
101 Wood Avenue South, 5th Floor

Woodbridge, NJ 08830

Attention: Steven Lipstein
Telephone:
Email:

If to Seller, to:

Hongyu Zhou

Rm. 3212, Tower 1, The Gateway

Harbour City

25 Canton Road

Tsim Sha Tsui, Kowloon

Hong Kong

Telephone:
Email:

All such notices or communications shall be deemed to have been delivered and received: (a) if delivered in person, on the day of such delivery, (b) if by electronic mail, on the day on which such electronic mail was sent, provided that receipt is confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the third Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the first Business Day after the sending thereof.

Section 9.06 Amendment. This Agreement may be amended by the Parties at any time before the Closing so long as (a) no amendment that requires further stockholder approval under applicable Law after stockholder approval hereof shall be made without such required further approval and (b) such amendment has been duly approved by the board of directors of each of Buyer and Seller. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 9.07 Extension; Waiver. At any time before the Closing, Buyer, on the one hand, and Seller, on the other hand, may (a) extend the time for the performance of any of the obligations of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained in this Agreement or in any document delivered under this Agreement or (c) subject to applicable Law, waive compliance with any of the covenants or conditions contained in this Agreement. Any agreement on the part of a Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.08 Entire Agreement. This Agreement (and the exhibits hereto), that certain share purchase agreement between Buyer, Seller and the Company of even date herewith and any certificates delivered hereunder constitute all of the terms, conditions and representations and warranties agreed to by the Parties relating to the subject matter of this Agreement and supersede all prior or contemporaneous agreements, negotiations, correspondence, undertakings, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in such documents has been made or relied upon by any of the Parties.

Section 9.09 No Third-Party Beneficiaries. Seller and Buyer hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.

Section 9.10 Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of that provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of that provision, or the application of that provision, in any other jurisdiction. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner so that the Transaction may be consummated as originally contemplated to the fullest extent possible.

Section 9.11 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their permitted successors and assigns. No Party may assign or delegate, by operation of law or otherwise, all or any portion of its rights or Liabilities under this Agreement without the prior written consent of the other Parties, and any attempted or purported assignment or delegation in violation of this Section 9.11 shall be null and void.

Section 9.12 Remedies. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available except as otherwise provided, and the exercise by a Party of any one remedy hereunder shall not preclude the exercise by it of any other remedy hereunder to the extent permitted herein.

Section 9.13 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. The exchange of copies of this Agreement and signature pages by email in .pdf or .tif format, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Such execution and delivery shall be considered valid, binding and effective for all purposes.

[Signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed on its behalf by its duly authorized officer set forth below as of the date first above written.

BUYER
AiRWA Inc.

By:	/s/ Guibao Ji
Name:	Guibao Ji
Title:	Chief Financial Officer

SELLER
Hongyu Zhou

/s/ Hongyu Zhou